Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made effective as of November 21, 2006 (the “Effective Date”), by and between Mark Thimmig (“Employee”) and Varsity Group Inc., a Delaware corporation (the “Company”), with reference to the following facts:

A. Employee and the Company are parties to that certain letter agreement, dated as of February 13, 2006 (the “Employment Agreement”).

B. Employee’s status as an employee of the Company ended due to a voluntary resignation from such office effective on November 16, 2006.

C. Employee and the Company desire to assure a smooth and effective transition of Employee’s duties to his successor and to wind-up their employment relationship amicably.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Resignation from Board. Employee acknowledges and agrees that he shall and hereby does resign as a member of the board of directors of the Company and any of its subsidiaries, including any committees of which Employee is a member, effective as of the Effective Date.

2. Termination Date. Employee acknowledges that his status as an employee and/or officer of the Company and any subsidiary or other affiliate of the Company ended due to his voluntary resignation from such office on November 16, 2006 (the “Termination Date”).

3. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution hereof by both parties and Employee’s continuing performance of his continuing obligations pursuant to this Agreement, to provide Employee the severance benefits as follows:

(a) Base Salary and Severance Benefit. The Company shall continue to pay to Employee his base salary at the rate of $260,000 per annum (“Base Salary”) through the Termination Date in accordance with the Company’s normal payroll practices. The Company shall also pay to Employee his accrued and unpaid vacation time as of the Termination Date. In addition, the Company shall pay to Employee, as a severance benefit, (i) the balance of the Base Salary otherwise payable for the payroll period during which the Termination Date occurred, payable consistent with the Company’s standard payroll practices, plus (ii) a cash lump sum in the amount of $50,000 on, or as soon as administratively practicable following, October 1, 2007.

(b) Business Expenses. The Company shall reimburse Employee for all outstanding expenses incurred prior to the Termination Date and in the course of performing Employee’s duties as an employee of the Company which are appropriate and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other proper business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Employee submitted all such business expenses to the Company for reimbursement on or prior to the Effective Date.

(c) Stock Options. The Company and Employee acknowledge that they are parties to that certain Incentive Stock Option Agreement dated February 17, 2006 pursuant to which Employee was granted the right to purchase an aggregate of 100,000 shares of the Company’s common stock as summarized on Exhibit A to this Agreement (the “Stock Option Agreement”). The Company and Employee acknowledge that the Stock Option Agreement remains in full force and effect in accordance with its terms and the related plan documents and agree that (i) any such options which were granted under the Stock Option Agreement and were not vested on or before the Termination Date shall terminate on the Termination Date and (ii) the vested options to acquire 11,666 shares of the Company’s common stock shall expire on February 16, 2007 and Employee agrees to exercise such options, if at all, on or before February 16, 2007, whereupon any unexercised options shall immediately terminate and be of no further force and effect.

(d) Restricted Stock. The Company and Employee acknowledge that they are parties to that certain Restricted Stock Agreement dated February 17, 2006 (the “Restricted Stock Agreement”) pursuant to which the Company granted Employee 300,000 shares of the Company’s common stock subject to certain restrictions and a right of repurchase in favor of the Company (the “Restricted Stock”). The Company and Employee acknowledge that as of the Termination Date 56,250 shares of Restricted Stock have vested and are no longer subject to restrictions or a right of repurchase in favor of the Company (including the 6,250 shares otherwise scheduled to vest on November 17, 2006). The Company agrees that on the eighth (8th) day following the date Employee signs this Agreement (the “Eighth Day”), the number of shares of Restricted Stock calculated by dividing $150,000 by the average closing price of the Company’s common stock for the three (3) trading days prior to the Eighth Day shall vest and any restriction or right of repurchase with respect to such shares shall immediately lapse, thereby resulting in Employee having unrestricted ownership of such shares, subject to Employee paying to the Company any federal, state and local withholding and other employment taxes applicable to Employee upon such event. Such payment shall be in cash or through the delivery of a notice to the Company that Employee has placed a market sell order with a broker with respect to shares of the Company’s common stock, including shares that vest pursuant to the preceding sentence, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of such withholding and employment taxes with the Company as an intended third party beneficiary of such direction. Employee agrees that the Company shall be entitled to deduct such withholding and employment taxes from any other amounts payable under this Agreement if the broker fails to pay such proceeds in such an amount to the Company prior to the market close of the trading day immediately following the Eighth Day. After giving effect to the foregoing, the Company’s repurchase right with respect to any Restricted Stock which remains subject to right of repurchase in favor of the Company shall be deemed exercised immediately following the Eighth Day and the repurchase price therefor shall be deemed paid through the consideration provided by the Company in this Agreement, the sufficiency of which is hereby acknowledged by Employee and the Company. Shares deemed repurchased shall thereupon be cancelled and shall be considered redeemed, retired and returned to the status of unissued shares reserved under the applicable Company equity incentive plan.

(e) SEC Reporting. Employee further acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended, he will have continuing obligations under Section 16(a) and 16(b) of such act to report his transactions in Company common stock for six months subject to the termination of his status as an officer of the Company (it being agreed Employee shall be solely responsible for such forms). Employee shall be released from the Company’s insider trading policy effective on the Termination Date in reliance on the representation by Employee that he does not presently possess material non-public information regarding the Company, it being acknowledged by the parties that the federal securities laws prohibit the purchase or sale of securities while in the possession of material non-public information.

(f) Bonus and Other Compensation Arrangements. For the avoidance of doubt, the Company and Employee acknowledge and agree that Employee will not be eligible to receive any bonus compensation or any other award under Company bonus, stock or other compensation plan except as set forth herein.

(g) Taxes. Employee understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. To the extent any taxes may be payable by the Employee for the benefits provided to him by this Agreement beyond those withheld by the Company, the Employee agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments

(h) Sole Separation Benefit. Employee agrees that the payments provided by this Agreement are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement and the Employment Agreement. Employee further acknowledges and agrees that the payments referenced in this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

4. Full Payment; Termination of Employment Agreement; Survival. Employee acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his employment with the Company and any subsidiary or affiliate thereof, and the termination thereof, and upon satisfaction of the Company’s obligations hereunder the Employment Agreement shall be terminated without any further obligation of the Company. As of the date of this Agreement, the Chief Financial Officer of the Company is unaware of any amounts owed by Employee to the Company. Employee represents that he did not approve any retention agreement with MCK Consulting which is not terminable by the Company at will without the payment of a penalty.

5. General Release. As a material inducement for the Company to enter into this Agreement, and in exchange for the performance of the Company’s obligations under this Agreement provided for herein, Employee knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Employee may have against the Company and/or any of the Company’s related or affiliated entities or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives, including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, or any other claims relating to Employee’s relationship with the Company. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq. (race, color, religion, sex, and national origin discrimination); (2) the Age

Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5) the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (wage and hour matters, including overtime pay); (6) COBRA; (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq. (disability discrimination); (9) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (employee benefits); (10) Title I of the Americans with Disabilities Act (disability discrimination); and (11) any applicable state law counterpart of any of the foregoing, including under the laws of Maryland or the District of Columbia, as and if applicable. Further, Employee expressly waives the benefits of any statutory provision or common law rule that provides, in sum and substance, that a release does not extend to claims which the party does not know or suspect to exist in its favor at the time of executing the release, which if known by it would have materially affected it settlement with the other party. The matters that are the subject of the releases referred to in this Section 5 of this Agreement shall be referred to collectively as the “Released Matters”; provided, however, that notwithstanding the foregoing, it is expressly agreed that Employee does not hereby release, and the term Released Matters shall not include: (a) any rights or claims based solely on events which first arose after the Effective Date of this Agreement; (b) any breach by the Company of the terms of this Agreement; (c) any rights Employee may have regarding the enforcement of this Agreement; (d) any obligation of the Company under the indemnification provisions of its Certificate of Incorporation or Bylaws applicable to the Employee and relating to any event occurring on or before the Termination Date; and (e) any rights Employee may have under the Consolidated Omnibus Budget Reconciliation Act of 1985.

6. OWBPA Notice. In accordance with the Older Workers Benefit Protection Act of 1990, Employee agrees and expressly acknowledge that Employee is aware that this Agreement includes a waiver and release of all claims which Employee has or may have had under the ADEA. The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

(a) This paragraph, and this Agreement are written in a manner calculated to be understood by Employee.

(b) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Employee signs this Agreement.

(c) This Agreement provides for consideration in addition to anything of value to which Employee is already entitled.

(d) Employee has been advised to consult an attorney before signing this Agreement.

(e) Employee has been granted twenty-one (21) days after Employee was presented with this Agreement to decide whether or not to sign this Agreement. If Employee executes this Agreement prior to the expiration of such period, Employee does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(f) Employee has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this

Agreement will be null and void in its entirety, and Employee will not receive any of its benefits.

If Employee wishes to revoke this Agreement, Employee must deliver written notice stating the intent to revoke this Agreement to Jim Craig, 1300 19th Street NW, 8th Floor, Washington D.C. 20036, fax: 202-332-5498 on or before 5:00 p.m. on the seventh (7th) Day after the date on which Employee signs this Agreement.

7. Transition and Consulting; Other Agreements. The parties further agree that:

(a) Transition. Each of the Company and the Employee shall use their respective reasonable commercial efforts to cooperate with each other in good faith to facilitate a smooth transition of Employee’s duties to other employees of the Company.

(b) Consulting. Employee shall be available, on a non-exclusive basis, as a consultant to respond to, and shall respond with reasonable promptness and completeness to, e-mail and telephone inquiries from the Company regarding transitional matters provided that such inquiries would not interfere in any significant manner with other business pursuits (including other employment) by Employee. The parties agree that the consideration provided for in this Agreement shall be sufficient to constitute adequate consideration for the fair value of the foregoing consulting undertakings for all inquiries made during the period from the Termination Date through December 31, 2006 and that, thereafter, should the Company be desirous of Employee’s continued assistance, Employee shall be entitled to be compensated as an independent consultant at the rate of $125 per hour. It is understood and agreed that Employee shall not provide assistance requested after December 31, 2006, nor shall the Company be obligated to pay for such assistance, unless it is preceded by a written engagement agreement signed on behalf of the Company by its CEO or CFO.

(c) Mutual Non-Disparagement. Employee agrees that he shall not disparage, defame or criticize the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees in a non-constructive manner, either publicly or privately. The Company shall not, and shall cause its officers and directors not to, disparage, defame or criticize Employee in a non-constructive manner, either publicly or privately. The only statement that the Company will make regarding Employee’s separation is that Employee resigned for personal reasons. Nothing in this Section 7(c) shall have application to any evidence or testimony requested by any court, arbitrator or government agency.

(d) Cooperation. Subject to Employee’s other business pursuits, including other employment, Employee agrees to cooperate fully and promptly with the Company in its efforts to engage in any internal investigation or prosecute or defend itself against any claim, suit, demand or cause of action (not brought by the Company against Employee or by Employee against the Company); provided that the Company shall be responsible for any reasonable and documented out-of-pocket costs or expenses associated with such cooperation (including reasonable attorneys’ fees).

(e) Personal Expenses. Any personal expenses incurred by the Company on the Employee’s behalf, including personal charges to any Company credit card (if any), shall promptly be reimbursed by Employee upon presentation by the Company.

(f) Transfer of Company Property. On or before the Termination Date, Employee agrees to turn over to the Company any and all property, tangible or intangible, relating to its business, which he possessed or had control over at any time (including, but not limited to, Company-provided credit cards, building or office access cards, keys, computer or other business equipment, manuals, files, documents, records, software, customer data base and other data), and that he shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other datafiles, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control, including any computers or similar business equipment, with the exception of Employee’s cellular telephone and PDA which Employee may keep, provided, that the Company shall not be responsible for the provision of any service related thereto.

8. Employee Representations. Employee warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Employee, this Agreement will be a valid and binding obligation of the Employee, enforceable in accordance with its terms.

9. No Assignment. Employee warrants and represents that no portion of any of the Released Matters, and no portion of any recovery or settlement to which Employee might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company because of any such purported assignment, subrogation or transfer, Employee agrees to indemnify and hold harmless the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

10. Company Representations. The Company warrants and represents that (a) the execution, delivery and performance of this Agreement by the Company has been duly authorized and that this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms and (b) no director or executive officer of the Company is, as of the date hereof, aware of any legal claim the Company has against Employee relating in any manner to his employment by the Company or service as an officer thereof.

11. Section 409A. Notwithstanding anything in this Agreement to the contrary, if payment of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time otherwise specified in this Agreement would subject such compensation to additional tax pursuant to Section 409A(a)(1) of the Code, the payment thereof shall be postponed to the earliest commencement date on which such amounts could be paid without incurring such additional tax; provided, however, that the parties expressly acknowledge that they have in good faith determined that the payments and benefits specified in this Agreement do not so constitute “deferred compensation” subject to Section 409A. In the event a deferral of payment should be required, any payments that would have been made prior to such earliest commencement date but for Section 409A of the Code shall be accumulated and paid in a single lump sum on such earliest commencement date. If any benefits permitted or required under this Agreement are otherwise reasonably determined by the Company or Employee to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1) of the Code, the Company and Employee agree to negotiate in good faith appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to Employee or the economic value or financial effect of this Agreement on the Company.

12. Indemnification. To the extent permitted by law, the Company will indemnify Employee pursuant to the terms of any indemnification agreement by and between the Company and Employee (if any) and the Company’s Certificate of Incorporation and Bylaws. In addition, for six years after the Termination Date, the Company will cause Employee to be covered by any directors’ and officers’ liability insurance policy that it obtains at least to the same extent as other persons then serving as directors or executive officers of the Company.

13. Beneficiaries. Employee may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement that are unpaid if Employee dies prior to payment thereof, which obligation to render payment shall survive Employee’s death. This designation must be written and presented in a form acceptable to the Company. Employee may make or change his designation at any time, provided that such designation is written and presented in a form acceptable to the Company.

14. Miscellaneous. This Agreement is the entire agreement between the parties with regard to the subject matter hereof. This Agreement shall be interpreted in accordance with the laws of the District of Columbia and federal law where applicable. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement. Employee acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. In the event of any material breach of this Agreement, not cured within ten (10) days after written notice, the non-defaulting party shall have all rights and remedies available under law. Each party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, including, but not limited to, any such costs and expenses incurred by such party in connection with the negotiation, preparation, performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel or other representatives).

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: November 21, 2006

	By:	/s/ Mark Thimmig
Mark Thimmig

VARSITY GROUP, INC.

DATED: November 21, 2006

	By:	/s/ Eric J. Kuhn
	Name:	Eric J. Kuhn
	Title:	Chairman of the Board of Directors

S-1

Exhibit A

Summary of Stock Options

Number of stock options:	100,000 shares of common stock

Original issue date:	February 17, 2006

Exercise price:	$3.80 per share

Vesting status:	11,666 shares vested, as of November 16, 2006